UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2014

COPYTELE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Walt Whitman Road, Melville, NY	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (631) 549-5900

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

            The Annual Meeting of Stockholders (the “Annual Meeting”) of CopyTele, Inc. (the “Company”) was held on Friday, August 8, 2014 at the law offices of Ellenoff Grossman & Schole LLP.  Stockholders of record at the close of business on June 18, 2014 were entitled to one vote for each share of common stock held.  On June 18, 2014, there were 220,407,190 shares of common stock issued and outstanding.

At the Annual Meeting, the stockholders of the Company voted on the following proposals:

1. To elect six directors nominated by the Board of Directors (the “Board”) to serve until the next annual meeting of stockholders.  Each nominee for director was elected by a vote of the stockholders as follows:

	For	Withheld
Lewis H. Titterton	88,881,554	731,039
Robert A. Berman	88,885,204	727,389
Dr. Amit Kumar	88,883,704	728,889
Bruce F. Johnson	88,883,204	729,389
Dale Fox	82,048,004	7,564,589
Dr. Andrea Belz	82,045,504	7,567,089

2. To ratify the appointment of Haskell & White LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2014.  The proposal was approved by a vote of stockholders as follows:

For	Against	Abstain
168,546,784	645,350	80,513

3. To approve a proposed amendment of the Company's Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of the Company's common stock at a ratio of between one-for-two and one-for-twenty five with such ratio to be determined and such reverse stock split to be effected as determined by the Board in its sole discretion. The proposal was approved by a vote of stockholders as follows:

For	Against	Abstain
162,213,281	6,249,830	809,536

4. To approve a proposed amendment to the Company's Certificate of Incorporation to change the name of the Company from “CopyTele, Inc.” to “ITUS Corporation,” such name change to occur at such time and date, if at all, as determined by the Board in its sole discretion. The proposal was approved by a vote of stockholders as follows:

For	Against	Abstain
164,449,276	3,030,505	1,792,866

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2014

COPYTELE, INC.

By:/s/ Robert A. Berman

       Name: Robert A. Berman

       Title: President and Chief Executive Officer